Name of Registrant: Templeton Capital Accumulator Fund
          File No.: 811-06198

Exhibit Item No. 77(C): Matters Submitted to a Vote of Security Holders

A Special Meeting of Shareholders of Templeton Capital Accumulator Fund (the "Fund") was held at the Fund's offices, 500 E. Broward Boulevard, Fort Lauderdale, Florida, on May 5, 2005. The purpose of the meeting was to (1) approve or disapprove an Agreement and Plan of Reorganization (the "Plan") between Templeton Capital Accumulator Fund ("Capital Accumulator Fund") and Templeton Growth Fund, Inc. ("Templeton Growth Fund"), that provides for: (i) the acquisition of substantially all of the assets of Capital Accumulator Fund by Templeton Growth Fund in exchange solely for Class A shares of Templeton Growth Fund, (ii) the distribution of such shares to the shareholders of Capital Accumulator Fund, and (iii) the complete liquidation and dissolution of Capital Accumulator Fund, and (2) to transact any other business, not currently contemplated, that may properly come before the Meeting. At the Meeting, Shareholders approved the Plan. No other business was transacted at the Meeting.

The results of the voting at the Meeting are as follows:

Proposal 1. To approve or disapprove an Agreement and Plan of Reorganization between Capital Accumulator Fund and Templeton Growth Fund, that provides for: (i) the acquisition of substantially all of the assets of Capital Accumulator Fund by Templeton Growth Fund in exchange solely for Class A shares of Templeton Growth Fund, (ii) the distribution of such shares to the shareholders of Capital Accumulator Fund, and (iii) the complete liquidation and dissolution of Capital Accumulator Fund:

                                                     % of           % of
                                                   Outstanding      Shares
                                 Shares Voted        Shares        Present
            -----------------------------------------------------------------
            For                 25,583,094.107      47.942%       93.490%
            Against                965,011.060       1.808%        3.526%
            Abstain                816,502.512       1.530%        2.984%
            Broker Non-Votes             0.000       0.000%        0.000%
            -----------------------------------------------------------------
            Total               27,364,607.679      51.280%      100.000%

Proposal 2. To transact any other business, not currently contemplated, that may properly come before the Meeting.

                                                     % of           % of
                                                  Outstanding      Shares
                                 Shares Voted        Shares        Present
            ------------------------------------------------------------------
            For                 23,716,037.286      44.443%        86.667%
            Against              1,830,056.247       3.429%         6.688%
            Abstain              1,818,514.146       3.408%         6.645%
            Broker Non-Votes             0.000       0.000%         0.000%
            ------------------------------------------------------------------
            Total               27,364,607.679      51.280%       100.000%